Exhibit 10.1

10 Sylvan Way Parsippany, NJ 07054

October 2, 2019

Juan Ramón Alaix

Zoetis Inc.

10 Sylvan Way

Parsippany, NJ 07054

Re:	Retirement

Dear Juan Ramón:

You have informed us of your decision to retire as Chief Executive Officer at the end of this year. The Board of Directors thanks you for your years of leadership and contributions to Zoetis and appreciates your agreement to provide continued support and expertise over the coming year. This letter memorializes our discussions regarding your continuing role.

1.	Transition

You hereby retire as Chief Executive Officer effective on the close of business on December 31, 2019. For the remainder of 2019, you will continue in your role as Chief Executive Officer of Zoetis on your current terms and conditions.

From January 1, 2020 through December 31, 2020, you will support our leadership transition by providing advice, guidance and assistance to your successor as Chief Executive Officer, managing the transition of your relationships with the key stakeholders (including stockholders and employees) and carrying out any additional duties as you may mutually agree with the Chief Executive Officer from time-to-time.

2.	Terms

From January 1, 2020 through March 31, 2020, you will provide transition support as a continuing Zoetis employee, reporting directly to the Chairman of the Board. During this period, you will continue to receive your current salary and participate in Zoetis’s employee benefit plans and receive expense reimbursement (and indemnification and liability insurance protection) on the same terms as our senior executives.

From April 1, 2020 through December 31, 2020 (your “Consulting Term”), you will provide transition support as a consultant to the Chief Executive Officer and the Board. During this period, you will receive a consulting stipend of $1,700,000, payable in nine equal installments no later than the last business day of each month during your Consulting Term. (You and we confirm that it is currently expected that your duties as a consultant will not exceed 20% of the average level of bona fide services performed by you during your last three years as Chief Executive Officer.) While serving as consultant, you will receive indemnification protection and expense reimbursement for travel and entertainment expenses incurred in connection with performing such consulting services at the same levels as provided to you as Chief Executive Officer as of the date hereof. For the avoidance of doubt, following a change in control of the Company, you will be required to provide only such services as you agree in your discretion and your exercise of such discretion shall not violate this letter.

At all times while you are an employee or consultant under this letter agreement, Zoetis will provide you with appropriate office services. For the avoidance of doubt, if we terminate your service under this letter (or we terminate your service as Chief Executive Officer before your scheduled retirement date) without Cause, as defined in the Zoetis Executive Severance Plan, you will continue to be entitled to all rights and benefits, including vesting of outstanding equity awards, under this letter as if your service had continued through the end of your Consulting Term.

3.	Existing Incentives

You will continue to be eligible for your 2019 annual incentive in accordance with its terms, which will be determined based on Zoetis performance consistent with past practice and payable at the same time as to our senior executives. Your outstanding equity awards will continue to vest in accordance with their terms during your service as an employee. Any unvested equity awards at March 31, 2020 will continue to vest during your service as a consultant as if you continued to be employed, and any unvested equity awards at December 31, 2020 will continue to vest as if you continued to be employed after that date, unless before that date either we terminate your service for Cause, as defined in the Zoetis Executive Severance Plan, or you voluntarily terminate your service (excluding, for the avoidance of doubt, any limits on such services in your discretion following a change in control as provided above), in which cases the terms of the awards will control. For the avoidance of doubt, in the event of your death or disability, all unvested equity awards will accelerate in accordance with the respective death and disability provisions in the Zoetis Inc. 2013 Equity and Incentive Plan as in effect as of the date hereof.

4.	Retirement

Other than your service as an employee providing transition support as described in this letter, your service on the Board, and your service on the Board of a Zoetis-owned legal entity as may be separately agreed, you hereby also resign from any other officer or director position you hold with Zoetis or any of its affiliates or hold with any other entities at the direction of, or as a result of your affiliation with, Zoetis or any of its affiliates, in each case effective on the close of business on December 31, 2019. Your employee benefits as described in Section 2 of this letter will terminate automatically on the close of business on March 31, 2020. (No further action is required by either party hereto for the effectiveness of retirement, resignations and terminations provided for in this paragraph.)

You will not receive any benefits under the Zoetis Executive Severance Plan or any other severance benefits in connection with your respective retirement, resignations and terminations provided for in this Section 4, and you will not receive any separate compensation as a member of the Board for the period through and including December 31, 2020.

Zoetis will reimburse you for your reasonable legal fees incurred in memorializing these arrangements, subject to the provision of appropriate documentation.

2

5.	Protective Arrangements

You agree to the covenants in Exhibit 1 for the protection of Zoetis, which is additional consideration for the benefits in this letter.

In addition, you have agreed that your term as a consultant and your entitlement to the consulting stipend and continued vesting provided for in Sections 2 and 3 of this letter are contingent on your execution of a release agreement substantially in the form of Exhibit 2 within 21 days following March 31, 2020 and your non-revocation of the release agreement prior to its becoming effective and irrevocable.

Zoetis shall cause any successor entity to assume and perform all of its obligations under this letter.

*                                                                          *                                                                         *

Again, we would like to express our deep appreciation for your service to Zoetis and are looking forward to your continued contribution.

Very truly yours,

Zoetis Inc.

By:	/s/ Michael B. McCallister
Name:	Michael B. McCallister
Title:	Chairman and Director

Acknowledged and agreed, intending to be legally bound:

/s/ Juan Ramón Alaix
Juan Ramón Alaix

3

Exhibit 1

Protective Provisions

By mutual agreement, Juan Ramón Alaix (the “Executive”) and Zoetis Inc. (the “Company”) have agreed to enter into these protective provisions (this “Agreement”) in connection with the Executive’s Letter Agreement with the Company, dated October 2, 2019 (the “Letter Agreement”). In partial consideration for the payments and benefits set forth in the Letter Agreement, Executive agrees to the following:

1.	Nondisclosure of Confidential Information

a.

During the course of Executive’s association with the Company and its affiliates, Executive has had and will continue to have access to, and has gained and will continue to gain knowledge with respect to, “Confidential Information” (as defined below). Executive agrees that Executive shall not, without the prior written consent of the Company, during the period of Executive’s employment with the Company and its affiliates and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized Person (as defined in Section 13(d) of the Securities Exchange Act of 1934) to use, disclose or gain access to, any Confidential Information; provided, however, that Executive may disclose Confidential Information as (i) required by law, as ordered by a court or as requested pursuant to a governmental or regulatory investigation, (ii) to the minimum extent necessary in any dispute proceeding to enforce the terms of the Letter Agreement or other dispute proceeding between the Company (or any of its affiliates) and Executive or (iii) as necessary for Executive to perform his duties for the Company or for a Zoetis-owned legal entity as may be separately agreed; provided that in any event described in clause (i) of the preceding proviso, (x) Executive shall, to the extent permitted by applicable law, promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for another appropriate remedy, (y) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (x), Executive shall disclose only that portion of the Confidential Information that is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person, and (z) to the extent permitted by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

b.

Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or any of its affiliates, except that Executive may disclose information concerning such dispute to the court (or arbitrator) that is considering such dispute and to Executive’s legal counsel and financial advisors; provided that such counsel and financial advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute.

c.

For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company or any of its affiliates, including all business information (whether or not in written form) that relates to the Company or any of its affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally or within the Company’s industry other than as a result of Executive’s breach of this Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents; product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development, including processes, formulas, designs, drawings, engineering and technology; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to Executive prior to Executive’s involvement with the Company or any of its affiliates or information rightfully obtained from a third party (other than pursuant to Executive’s breach of the Letter Agreement, this Agreement or any other duty of confidentiality).

2.

Noncompetition. Through December 31, 2021 (the “Restricted Period”), Executive shall not (i) directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent or consultant for any Person that conducts a business that is in competition with a business conducted by the Company or any of its affiliates anywhere in the world; or (ii) accept employment or an engagement for the provision of services in any capacity, including as an employee, director, consultant or advisor, directly or indirectly, with any Person that conducts a business that is in competition with a business conducted by the Company or any of its affiliates related to animal health anywhere in the world as of the date hereof. For purposes hereof, conducting a business that is in competition with a business conducted by the Company or any of its affiliates shall mean the sale, manufacture, distribution or research and development of any product or service related to animal health that is similar to a product or service sold, distributed, marketed or being researched or developed (including through a joint venture or investment in another entity) by the Company or any of its affiliates, including any product or products related to animal health that the Company or its affiliates is marketing or actively planning to market during Executive’s employment with the Company, each as of the date hereof. Notwithstanding the foregoing, nothing in this provision shall prevent Executive from (i) passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system; (ii) passively investing as an investor in a private equity fund, hedge fund, mutual fund or similar investment vehicle; and (iii) performing Executive’s duties for any Zoetis-owned legal entity as may be separately agreed.

3.

Nonsolicitation of Business Relations. During the Restricted Period, Executive shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) induce or attempt to induce any client, customer (whether former or current), supplier, licensee, franchisee, joint venture partner or other business relation of the Company or any of its affiliates (collectively, “Business Relations”) to cease doing business with the

Company or any such affiliate, (ii) divert all or any portion of a Business Relation’s business to any competitor of the Company or any such affiliate, or (iii) in any way intentionally interfere with the relationship between any Business Relation, on the one hand, and the Company or any such affiliate, on the other hand.

4.

Nonsolicitation of Service Providers. During the Restricted Period, Executive shall not, directly or indirectly, alone or in association with any other Person, without the prior written consent of the Company, (i) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee or exclusive consultant of the Company or any of its affiliates, (ii) solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of its affiliates or (iii) interfere with the relationship of the Company or any of its affiliates with any Person or entity who is or was employed by or otherwise engaged to perform services for the Company or any of its affiliates. Nothing herein shall prevent Executive from placing advertisements not targeted at the Company’s or any of its affiliates’ employees or consultants.

5.

Nondisparagement. Executive shall not make, directly or indirectly, alone or in association with any other Person, any defamatory or maliciously disparaging oral or written statements about the Company or its affiliates or their respective products, personnel, directors, services, reputation or financial status. The Company shall not make (and shall direct its directors and executive officers not to make), directly or indirectly, alone or in association with any other Person, any defamatory or maliciously disparaging oral or written statements about Executive, his services, his reputation or his financial status. Executive and the Company understand that nothing in this Agreement shall prohibit either from providing truthful disclosures to an appropriate government agency, arbitrator or court related to alleged violations of law or filing or participating in an investigation or dispute proceeding between the Company (or any of its affiliates) and Executive.

6.

Return of Property. Executive acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by Executive while an employee of the Company or any of its affiliates (including Confidential Information) are and shall remain the property of the Company and its affiliates, and Executive shall immediately return such property to the Company upon the termination of the Executive’s services under the Letter Agreement and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or any of its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Notwithstanding, the foregoing, Executive may retain his mobile phone number, contacts list, calendar, personal correspondence and any documentation necessary for the filing of his (and his family’s) personal tax returns.

7.

Cooperation. Executive agrees that upon the reasonable request of the Company or any of its affiliates (including following Executive’s termination of services under the Letter Agreement), Executive shall use reasonable efforts to assist and cooperate with the Company or any of its affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or any of its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any of its affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. Any such request for cooperation shall be made in writing by the Company on reasonable advance notice to Executive and taking into consideration his business and personal commitments. The Company shall reimburse Executive for all reasonable expenses incurred in providing such cooperation (including travel at the same levels used by Executive as Chief Executive Officer as of the date hereof). If Executive determines in good faith that separate legal counsel is reasonably necessary in providing cooperation, Executive may retain his own legal counsel and the Company shall reimburse Executive for the legal fees reasonably incurred in retaining such counsel.

8.

Trade Secrets; Whistleblower Rights. The Company hereby informs Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

9.

Consulting Services. Executive agrees that, from April 1, 2020, Executive is performing the services described in the Letter Agreement as an independent contractor and not as an employee or agent of the Company, its subsidiaries or its affiliates. Executive shall be responsible for the payment of all applicable taxes levied or based upon any consulting stipend or completion incentive paid pursuant to the Letter Agreement and for any non-reimbursable expenses attributable to the rendering of services. Nothing in this Agreement or the Letter Agreement shall be deemed to constitute a partnership or joint venture between the Company and Executive nor shall anything in this Agreement or the Letter Agreement be deemed to constitute the Company or Executive as the agent of the other. From April 1, 2020, neither Executive nor the Company shall be or become liable to or bound by any representation, act or omission whatsoever of the other. From April 1, 2020, Executive will not be eligible to participate or accrue benefits under any benefit plan sponsored by the Company or its subsidiaries or affiliates other than as provided under the law known as COBRA.

10.

Remedies and Injunctive Relief. Executive acknowledges that Executive’s violation of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of Executive’s violation of any of the covenants contained in this Agreement, the Company and its affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to seek injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. In addition, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of Executive’s material violation of any of the covenants contained in this Agreement (which is not cured within 30 days following written notice from the Company), the Company and its affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the compensation and benefits contemplated by the Letter Agreement to the extent not previously paid or provided (including ceasing vesting of outstanding equity incentive awards) and (ii) in the case of a violation on or prior to December 31, 2021, the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided (including forfeiture of any equity awards that vested or are scheduled to vest pursuant to the Letter Agreement or the repayment of the value of any equity awards that vested pursuant to the Letter Agreement that have been exercised or settled, as applicable). The preceding sentences shall not be construed as a waiver of the rights that the Company and its affiliates may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of the provisions of this Agreement unless the Company is aware of such violation and does not take steps to enforce this Agreement. In the event that a court of competent jurisdiction determines that any provision of this Agreement is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Agreement within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

11.	Acknowledgments.

a.

Executive acknowledges that the Company and its affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. Executive acknowledges that the Company and its affiliates have a legitimate business interest in and right to protect their Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. Executive further acknowledges that the Company and its affiliates are entitled to protect and preserve the going concern value of the Company and its affiliates to the extent permitted by law.

b.

In light of the foregoing acknowledgments, Executive agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its affiliates. Executive further acknowledges that, although Executive’s compliance with the covenants contained in this Agreement may prevent Executive from earning a livelihood in a business similar to the business of the Company and its affiliates, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

c.

In light of the acknowledgments contained in this Section 11, Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, Executive contained in this Agreement.

12.	Miscellaneous

a.

Governing Law; Dispute Resolution. This Agreement shall be governed by the laws of the State of New York, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction. Executive and the Company irrevocably submit to the jurisdiction of any state or federal court sitting in or for the State of New York with respect to any dispute arising out of or relating to this Agreement, and Executive and the Company irrevocably agree that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Executive and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection that Executive or the Company may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Executive and the Company agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Executive and the Company hereby irrevocably and unconditionally waive, to the fullest extent permitted by law, any right Executive or the Company may have to a trial by jury in respect of any litigation as between Executive and the Company directly or indirectly arising out of, under or in connection with this Agreement or disputes relating hereto. Each of Executive and the Company certify that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers.

b.

Entire Agreement. This Agreement contains the entire agreement between Executive and the Company regarding non-competition, non-solicitation, non-disclosure of confidential information, non-disparagement and treatment of Company property and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such covenants.

c.

Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of the Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has hereunto set their name as of date first written above.

COMPANY

Zoetis Inc.

By:	/s/ Michael B. McCallister
Name:	Michael B. McCallister
Title:	Chairman and Director

EXECUTIVE

/s/ Juan Ramón Alaix
Juan Ramón Alaix

Exhibit 2

Release Agreement

This Waiver and Release Agreement (“Release”) is executed by Juan Ramón Alaix (“Executive”) on ●. In consideration of the compensation and benefits set forth in that certain Letter Agreement (the “Letter Agreement”), dated as of October 2, 2019, between Executive and Zoetis Inc., a Delaware corporation (the “Company”), Executive agrees as follows:

1.    In consideration for the compensation and benefits set forth in the Letter Agreement and for other good and valuable consideration, the sufficiency of which Executive hereby acknowledges and agrees to, by signing this Release, on behalf of Executive, Executive’s heirs, administrators, executors and assigns, Executive hereby waives and releases and forever discharges to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known and whether present or future, against the Company or any of its predecessors, successors, or past or present subsidiaries, affiliates, parents, branches or related entities, (collectively, including the Company, the “Released Parties”) or, in their respective capacities as such, the Released Parties’ former, current or future employees, consultants, agents, representatives, stockholders, managers, members, equity holders, officers, directors, attorneys, employee benefit plans or assigns, with respect to any matter through and including the date hereof, including, without limitation, any matter related to Executive’s employment with the Company or the termination of that employment relationship.

Executive understands and agrees that Executive is releasing the Released Parties from any and all claims which may legally be waived by private agreement, including, but not limited to, any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, personal injury, wages, benefits, defamation, wrongful discharge, discrimination, harassment, retaliation, impairment of economic opportunity, emotional distress, invasion of privacy, negligence or other tort; claims for attorneys’ fees or costs; and any and all other claims, whether arising under statute (including but not limited to claims arising under the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the New Jersey Conscientious Employee Protection Act, the District of Columbia Human Rights Act, the Massachusetts Fair Employment Practices Act – M.G.L. c. 151 B, the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq., the Massachusetts Wage and Hour laws, G.L. c. 151 § 1A et seq., the Minnesota Human Rights Act, the West Virginia Human Rights Act,1 and/or any and all other federal, state, local or foreign statutes, executive orders or regulations), contract (express or implied), constitutional provision, common law, public policy or otherwise, from the beginning of time through the date Executive has executed this Release. Further, if any claim is not subject to release, to the extent permitted by applicable law: (i) Executive promises not to consent to become a member of any class or collective in a class, collective or multiparty action or proceeding in which claims are

[1]	Executive acknowledges that Executive has been provided the toll-free number of the West Virginia State Bar Association 1-800-944-9822.

asserted against any Released Party that are related in any way to Executive’s employment or the termination of Executive’s employment with the Company; (ii) if, without Executive’s prior knowledge and consent, Executive is made a member of a class in any such proceeding, Executive agrees to opt out of the class at the first opportunity; and (iii) Executive waives any right or ability to be a class or collective action representative in such a proceeding.

Further, Executive expressly waives and releases any and all rights and benefits that Executive may have under any state or local statute, executive order, regulation, common law and/or public policy relating to unknown claims, including, but not limited to, South Dakota Codified Laws Section 20-7-11, North Dakota Century Code Section 9-13-02, and California Civil Code Section 1542 (or any analogous law of any other state), the latter of which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands and agrees that claims or facts in addition to or different from those which are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to release all claims Executive has or may have against the parties set forth in this Release, whether known or unknown, suspected or unsuspected.

2.    Except as otherwise stated below, Executive agrees and covenants not to file any suit, complaint, charge, claim, grievance or demand for arbitration against any Released Party in any court, administrative agency, commission or other forum with regard to any claim, demand, liability or obligation released under paragraph 1 above. Executive further represents that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to any Released Party and/or Executive’s employment with the Company.

3.    Executive understands that nothing in this Release shall be construed to (i) prohibit Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board and/or any similar federal, state or local agency, (ii) extend to any rights Executive may have to file claims for workers’ compensation and/or unemployment insurance benefits under any applicable state laws, (iii) limit the obligations of the Company under the Letter Agreement or prohibit Executive from challenging the Company’s failure to provide the compensation and benefits set forth in Sections 2 and 3 of the Letter Agreement or (iv) limit any obligation of the Company or its affiliates (or their respective successors in interest) to indemnify or hold harmless Executive or to advance expenses to Executive in connection therewith or any benefit or right of the Executive under any insurance policy to which the Company is a party. Executive also understands that this provision does not limit any right Executive may have to file a whistleblower proceeding or receive any recovery therefrom.

4.    Except as otherwise stated herein, Executive’s release of claims as contained in this Release extends to any claims that Executive may have with respect to any separation plans or programs that have been offered by the Company currently and/or in the past, including, without limitation, the Zoetis Executive Severance Plan, but Executive’s release of claims as contained in this Release does not extend to any vested or other rights to which Executive may be entitled under any other Company employee benefit or compensation plan by reason of Executive’s employment with the Company or to Executive’s rights as a shareholder of the Company.

5.    Executive agrees and acknowledges that this Release may be introduced as evidence in a subsequent proceeding in which either the Company or Executive alleges a breach of this Release, or by the Company in the event Executive asserts any claim or commences any legal proceeding against the Company.

6.    Executive understands that in response to third party requests, the Company will comply with its existing policy on employee information by verifying dates of employment, last position held and, if authorized, salary information. Executive further understands that the Company is obligated to produce information and records in response to lawful requests from government agencies and in connection with litigation and regulatory proceedings.

7.    It is understood and agreed that this Release is not to be construed as an admission by the Company of any wrongdoing, liability or violation of law.

8.    Executive understands that Executive will have a period of seven days following the execution of this Release in which to revoke this Release. To revoke this Release, Executive must submit written notice, such that it is received no later than the eighth day after Executive originally signs this Release, to:

By e-mail: heidi.chen@zoetis.com

By mail or in person:

Zoetis Inc.

10 Sylvan Way

Parsippany, NJ 07054

Attn: Heidi Chen

Executive also understands that Executive must return the signed Release to the Company, according to the directions and instructions provided by the Company and on the date designated by the Company.

This Release will not become effective and enforceable until the seven-day revocation period has expired. Executive understands that the Company will not be required to provide the compensation and benefits set forth the Letter Agreement unless this Release becomes effective.

9.    This Release will be governed by and construed and enforced in accordance with the laws of the State of Delaware.

10.    Executive further acknowledges and agrees that if Executive breaches the provisions of this Release, then, to the fullest extent permitted by law, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of the Release, (b) the Company shall not be obligated to make any additional payments or provide any additional benefits to Executive under the Letter Agreement and (c) Executive shall be obligated to pay to the Company its costs and expenses in enforcing this Release and the Letter Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees).

11.    This Release and the Letter Agreement contain the entire agreement between Executive and the Company and replace any prior or contemporaneous agreements or understandings between Executive and the Company regarding the subject matter of this Release, whether written or oral, except for any agreements Executive may have signed in connection with or during Executive’s employment governing the protection of confidential or proprietary information, assignment of inventions and patent rights and protection of Company property, all of which shall remain in full force and effect.

12.    This Release may not be changed unless the changes are in writing and signed by Executive and an authorized representative of the Company.

13.    The provisions of this Release are severable. If any provision of this Release is held invalid or unenforceable, such provision shall be deemed to be removed from this Release and such invalidity or unenforceability shall not affect any other provision of this Release, the balance of which will remain in and have its intended full force and effect and binding upon both parties; provided, however, that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

14.    Executive’s signature below indicates that Executive:

a.	has carefully read and reviewed this Release;

b.	fully understands all of its terms and conditions;

c.	fully understands that this Release is legally binding and that by signing it Executive is giving up certain rights;

d.	has not relied on any other representations by the Company or its employees or agents, whether written or oral, concerning the terms of this Release;

e.	has been provided up to 21 days to consider this Release, and agrees that changes to this Release, whether material or immaterial, do not restart the running of the 21-day consideration period;

f.	will have seven days to revoke Executive’s acceptance after signing it;

g.	is waiving any rights or claims Executive may have under the Age Discrimination in Employment Act of 1967;

h.

if Executive requires authorization to work in the United States, Executive understands that with Executive’s termination of employment after March 31, 2020 as provided in the Letter Agreement the Company ceases all representation on any immigration matter pertaining to Executive’s employment with the Company, and it is Executive’s sole responsibility to maintain legal status in the United States;

i.	has been advised, and has had the opportunity, to consult with an attorney prior to executing this Release; and

j.	executes and delivers this Release freely and voluntarily.

[Signature Page Follows]

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

EXECUTED this      day of         , 20    .

Juan Ramón Alaix